Exhibit 21.1

eDiets.com, Inc.

SUBSIDIARIES OF THE REGISTRANT

NAME	JURISDICTION
eDiets, Inc.	Delaware
eDiets, B.V.I., Inc.	British Virgin Islands
eDiets, Europe Limited	Ireland